Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 30, 2007, ValueClick, Inc. (“ValueClick” or the “Company”) completed the acquisition of MeziMedia, Inc. (“MeziMedia”). Pursuant to the merger agreement, ValueClick acquired all of the outstanding equity interests in MeziMedia for $96.8 million in cash, net of $18.9 million of cash acquired. MeziMedia’s shareholders may be entitled to additional cash consideration based on the achievement by MeziMedia of certain revenue and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) performance targets from the closing date through December 31, 2009. Total cash consideration, which includes the $96.8 million net cash payment at time of closing, will range between $96.8 million and $348.6 million, depending on whether such performance targets are met. EBITDA of MeziMedia in the context of the transaction is specifically defined in the merger agreement and is not a measurement under U.S. generally accepted accounting principles.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2007 gives effect to the acquisition of MeziMedia as if it had been completed on June 30, 2007, and combines the unaudited condensed balance sheets of ValueClick and MeziMedia as of that date. The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the historical results of operations of ValueClick, the historical results of operations of MeziMedia as if the acquisition had occurred as of January 1, 2006 and the historical results of operations of Shopping.net, acquired by ValueClick in December 2006, as if the acquisition had occurred as of January 1, 2006. The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2007 combines the historical results of operations of ValueClick and the historical results of operations of MeziMedia as if the acquisition had occurred as of January 1, 2006.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of ValueClick, as filed with the Securities and Exchange Commission (“SEC”) in its Form 10-K filed March 1, 2007 and its Form 10-Q filed August 8, 2007, and in conjunction with the separate financial statements and related notes thereto of MeziMedia included as Exhibit 99.1 and Exhibit 99.2 to this Form 8-K/A.

These pro forma condensed combined results of operations are not necessarily indicative of the combined results of operations that would have occurred had the acquisitions actually taken place at the beginning of the periods indicated above or the future results of operations.  In the opinion of ValueClick’s management, all significant adjustments necessary to reflect the effects of the merger that can be factually supported within SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma adjustments as presented are based on estimates and certain information that is currently available to ValueClick’s management. Such pro forma adjustments could change as additional information becomes available, as estimates are refined or as additional events occur.

VALUECLICK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2007

(In thousands, except share data)

	Historical ValueClick	Historical MeziMedia	Pro forma Adjustments		Pro forma Combined
			(see note 4)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,736	$9,323	$		$99,059
Marketable securities, at fair value	283,109	—	(109,797	)A	173,312
Accounts receivable, net	95,821	12,032	(244	)B	107,609
Inventories	4,236	—			4,236
Prepaid expenses and other current assets	4,766	138			4,904
Deferred tax assets	6,119	—			6,119
Total current assets	483,787	21,493	(110,041)		395,239
Property and equipment, net	17,692	654			18,346
Goodwill	278,170	—	50,513	C	328,683
Intangible assets, net	80,331	—	45,300	D	125,631
Other assets	1,878	2			1,880
TOTAL ASSETS	$861,858	$22,149	$(14,228)		$869,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$78,605	$6,512	$(244	)B	$84,873
Income taxes payable	9,290	22	1,500	E	10,812
Deferred tax liabilities	155	185	(185	)F	155
Deferred revenue	1,358	131			1,489
Total current liabilities	89,408	6,850	1,071		97,329
Income taxes payable, less current portion	58,296	—			58,296
Deferred tax liabilities, less current portion	7,423	—			7,423
Other non-current liabilities	3,312	—			3,312
TOTAL LIABILITIES	158,439	6,850	1,071		166,360

STOCKHOLDERS’ EQUITY:
Convertible preferred stock	—	—			—
Common stock	100	—			100
Additional paid-in capital	655,294	2,458	(2,458	)G	655,294
Accumulated other comprehensive income	6,269	—			6,269
Retained earnings	41,756	12,841	(12,841	)G	41,756
Total stockholders’ equity	703,419	15,299	(15,299)		703,419
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$861,858	$22,149	$(14,228)		$869,779

See Notes to Unaudited Pro forma Condensed Combined Financial Statements.

VALUECLICK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(in thousands, except share and per share amounts)

	Historical ValueClick	Historical Shopping.net prior to Acquisition	Historical MeziMedia	Pro forma Adjustments		Pro forma Combined
				(see note 5)

Revenue	$545,616	$3,714	$40,325	$(275	)H	$589,380
Cost of Revenue	167,861	169	23,387	(22,878	)I	168,539
Gross Profit	377,755	3,545	16,938	22,603		420,841

Operating Expenses:
Sales and marketing	162,905	1,477	—	(275	)H	188,879
				24,772	I
General and administrative	58,128	537	4,756	(3,444	)I	59,977
Technology	32,797	—	—	1,550	I	34,347
Amortization of intangible assets	21,801	—	—	13,403	J	35,204
Total Operating Expenses	275,631	2,014	4,756	36,006		318,407

Income from operations	102,124	1,531	12,182	(13,403)		102,434
Interest income, net	8,005	—	117	(3,778	)L	4,344
Other income, net	—	—	32	—		32
Income before taxes	110,129	1,531	12,331	(17,181)		106,810
Income tax expense (benefit)	47,555	459	220	(1,878	)M	46,356
Net income	$62,574	$1,072	$12,111	$(15,303)		$60,454

Basic net income per common share	$0.63					$0.61
Diluted net income per common share	$0.62					$0.59

Weighted-average shares outstanding - Basic	99,600					99,600
Weighted-average shares outstanding - Diluted	101,721					101,721

See Notes to Unaudited Pro forma Condensed Combined Financial Statements.

VALUECLICK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

SIX-MONTH PERIOD ENDED JUNE 30, 2007

(in thousands, except share and per share amounts)

	Historical ValueClick	Historical MeziMedia	Pro forma Adjustments		Pro forma Combined

Revenue	$305,600	$36,675	$(120	)H	$342,155
Cost of Revenue	96,104	22,653	(20,353	)I	98,404
Gross Profit	209,496	14,022	20,233		243,751

Operating Expenses:
Sales and marketing	90,646	—	(120	)H	112,187
			21,661	I
General and administrative	34,741	3,394	(2,283	)I	35,852
Technology	17,662	—	975	I	18,637
Amortization of intangible assets	11,241	—	5,280	K	16,521
Total Operating Expenses	154,290	3,394	25,513		183,197

Income from operations	55,206	10,628	(5,280)		60,554
Interest income, net	6,314	269	(1,849	)L	4,734
Other expense, net	—	(259)	196	O	(63)
Income before taxes	61,520	10,638	(6,933)		65,225
Income tax expense	25,258	170	1,316	N	26,744
Net income	$36,262	$10,468	$(8,249)		$38,481

Basic net income per common share	$0.36				$0.39
Diluted net income per common share	$0.36				$0.38

Weighted-average shares outstanding - Basic	99,801				99,801
Weighted-average shares outstanding - Diluted	101,331				101,331

See Notes to Unaudited Pro forma Condensed Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 –VALUECLICK, INC.

ValueClick, Inc. (“ValueClick” or the “Company”), offers a suite of products and services that enable marketers to advertise and sell their products through all major online marketing channels—display advertising, lead generation marketing, email marketing, search marketing, comparison shopping, and affiliate marketing. The Company also offers technology infrastructure tools and services that enable advertisers and advertising agencies to implement and manage their own online display advertising and email campaigns, and that assist online publishers with management of their website inventory. Additionally, the Company provides software that assists advertising agencies and other companies with information management regarding their financial, workflow and offline media planning and buying processes. The broad range of products and services that the Company provides enables its advertiser customers to address all aspects of the marketing process, from strategic planning through execution, including results measurement and campaign refinements. By combining the Company’s media, affiliate marketing, comparison shopping, and technology offerings with its experience in both online and offline marketing, the Company helps its advertiser customers around the world optimize their marketing campaigns both on the Internet and through offline media.

NOTE 2 – SHOPPING.NET

The Company completed the acquisition of Shopping.net on December 1, 2006. The results of Shopping.net’s operations are included in the Company’s consolidated financial statements beginning on that date. Under the terms of the agreement, ValueClick acquired all of the outstanding capital stock of Shopping.net for an aggregate purchase price of approximately $13.9 million, consisting of cash consideration of $13.6 million and transaction costs of the acquisition of approximately $253,000.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 include the unaudited results of operations of Shopping.net prior to its acquisition by ValueClick in December 2006 and pro forma adjustments to reflect this acquisition as if it occurred as of January 1, 2006. The unaudited operating results of Shopping.net were derived from Shopping.net’s historical financial statements which were prepared using the British Pound as the functional currency. These financial statements have been translated into U.S. Dollars using average exchange rates for the year ended December 31, 2006.

NOTE 3 – PRELIMINARY PURCHASE PRICE OF MEZIMEDIA

The total purchase price for MeziMedia of $115.7 million consists of $115.2 million in cash consideration and acquisition costs of $0.5 million. The total purchase price is allocated to MeziMedia’s net tangible and identifiable intangible assets based on their estimated fair values as of July 30, 2007.

The final purchase price allocation will depend upon the final valuation of the assets acquired and the liabilities assumed upon the close of the acquisition on July 30, 2007. Consequently, the actual allocation of the purchase price could differ from that presented herein.

NOTE 4 – UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

The pro forma adjustments on the attached unaudited pro forma condensed combined balance sheets include the following:

A.           Represents the consideration paid by ValueClick for the acquisition of MeziMedia and estimated costs associated with the transaction assuming the transaction had been completed on June 30, 2007. The total consideration is dependent upon the working capital and cash balances as of the transaction date, and therefore the pro forma cash consideration as of June 30, 2007 differs from the actual cash consideration paid by ValueClick on July 30, 2007.

B.             Represents the elimination of historical accounts receivable and accounts payable balances resulting from transactions between ValueClick and MeziMedia.

C.             Represents goodwill, which is the excess of the purchase price over the net estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.

D.            Represents the estimated fair value of intangible assets separately identifiable from goodwill.

E.     Represents an additional tax liability triggered upon the closing of the acquisition of MeziMedia.

F.     Represents the elimination of MeziMedia’s historical deferred tax liability.

G.             Represents the elimination of MeziMedia’s historical equity accounts.

NOTE 5 – UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The pro forma adjustments on the attached unaudited pro forma condensed combined statements of operations for ValueClick and MeziMedia include the following:

H.            Represents the elimination of historical revenue and expenses resulting from transactions between ValueClick and MeziMedia.

I.                 Represents the reclassification of online advertising costs from cost of revenue to sales and marketing and the allocation of operating expenses to conform to ValueClick’s presentation.

J.                Represents the increase in amortization of intangible assets due to the incremental intangible assets resulting from the acquisition of Shopping.net and MeziMedia, accounting for $2.8 million and $10.6 million, respectively, of the adjustment for the year ended December 31, 2006. The following amortizable intangible assets were identified with the related useful lives. The intangible assets were valued using a combination of valuation methods, including future discounted cash flows expected to be generated from the assets, comparison of market prices for other similar assets, and the cost of replacing the assets. The purchase price allocation for MeziMedia is preliminary and will be finalized upon receipt of a final valuation report (values in thousands):

Shopping.net amortizable intangible assets	Useful life (in years)	Value
Customer, affiliate and advertiser relationships	0.5 – 1	$700
Trademark, trade name and domain name	4	$9,071
Developed technology	4	$680
Covenants not to compete	3	$30
Total		$10,481

MeziMedia amortizable intangible assets	Useful life (in years)	Value
Customer, affiliate and advertiser relationships	3	$9,000
Trademark, trade name and domain name	5	$9,200
Developed technology	5	$21,100
Covenants not to compete	4	$6,000
Total		$45,300

K.            Represents the increase in amortization of intangible assets resulting from the acquisition of MeziMedia using the intangible assets and related useful lives described in J. above. The purchase price allocation is preliminary and will be finalized upon receipt of a final valuation report.

L.              Represents the decrease in interest income due to the assumed reduction in marketable securities balance as a result of cash and marketable securities used to consummate the acquisitions, using yields obtained by ValueClick on its marketable securities portfolio for the applicable periods.

M.         Represents the tax effect of the pro forma adjustments and the income tax expense associated with MeziMedia’s and Shopping.net’s earnings, using an estimated effective tax rate of 40.1% for MeziMedia and 30.0% for Shopping.net.

N.            Represents the tax effect of the pro forma adjustments and the income tax expense associated with MeziMedia’s earnings, using an estimated effective tax rate of 40.1%.

O.            Represents acquisition related costs incurred by MeziMedia prior to the date of acquisition.